Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
SM&A,
PROJECT VICTOR HOLDINGS, INC.
and
PROJECT VICTOR MERGER SUB, INC.
Dated as of October 31, 2008

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TABLE OF CONTENTS
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TABLE OF CONTENTS
(continued)

Page
EXHIBITS
Exhibit A	Limited Guaranty

Exhibit B	Solvency Certificate

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AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2008 (this “Agreement”), by and among SM&A, a Delaware corporation (the “Company”), Project Victor Holdings, Inc., a Delaware corporation (“Parent”), and Project Victor Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Company and Merger Sub are sometimes hereinafter collectively referred to as the “Constituent Corporations”.
R E C I T A L S:
          WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent through a merger of the Company and Merger Sub;
          WHEREAS, in furtherance of the foregoing and in accordance with the Delaware General Corporation Law (the “DGCL”), the respective boards of directors or comparable governing bodies of each of Parent, Merger Sub and, based upon the recommendation of the special committee of its Board of Directors (the “Special Committee”), the Company have approved and adopted this Agreement, the merger of Merger Sub with and into the Company with the Company as the Surviving Corporation (the “Merger”), and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, the board of directors or comparable governing bodies of each of Parent, Merger Sub and, based upon the recommendation of the Special Committee, the Company have determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of their respective equityholders and have recommended that their respective equityholders adopt this Agreement;
          WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Odyssey Investment Partners Fund III, LP (the “Guarantor”) is executing and delivering to the Company a limited guaranty in the form attached hereto as Exhibit A (the “Limited Guaranty”), with respect to certain of Parent’s obligations under this Agreement; and
          WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger as provided in this Agreement.
          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE I
THE MERGER; CLOSING; EFFECTIVE TIME
     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of Merger Sub in accordance with the Section 259 of the DGCL.
     1.2 Closing. Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Los Angeles, California, at 9:00 a.m. (Los Angeles time) on the Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. The date of the Closing is referred to as the “Closing Date.” For purposes of this Agreement, the term “Business Day” shall mean any day ending at 5:00 p.m. (Los Angeles time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in Los Angeles, California.
     1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing and acceptance of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
ARTICLE II
CERTIFICATE OF INCORPORATION AND
BYLAWS OF THE SURVIVING CORPORATION
     2.1 The Certificate of Incorporation. The certificate of incorporation of Merger Sub, as amended and in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law, except that Article I thereof shall read as follows: “The name of the Corporation is SM&A.”
     2.2 The Bylaws. The bylaws of Merger Sub, as amended and in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law, except that the name of the corporation as reflected therein shall be SM&A.

ARTICLE III
OFFICERS AND DIRECTORS
OF THE SURVIVING CORPORATION
     3.1 Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be elected or otherwise validly appointed as the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.
     3.2 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.
ARTICLE IV
EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES
     4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:
          (a) Merger Consideration. Each share of the common stock, par value $0.0001 per share, of the Company (each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned or held in treasury by the Company or any direct or indirect wholly owned subsidiary of the Company (each, an “Excluded Share”)) shall be converted into the right to receive $6.25 per Share in cash, without interest, and subject to deduction for any required withholding Taxes as described in Section 4.2(f) (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares (each, a “Certificate”) (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.
          (b) Cancellation of Excluded Shares. Each Excluded Share (other than the Dissenting Shares, which are addressed in clause (d) below) referred to in Section 4.1(a), by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.
          (c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder thereof who has not voted in favor of the Merger and who is entitled to demand and validly demands payment of the fair value for such Shares as determined in accordance with Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration, but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right under the DGCL. If any such holder of Shares shall have failed to perfect or shall have effectively withdrawn or lost such right, each Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration in accordance with Section 4.1(a). The Company shall give prompt notice to Parent of any written demands received by the Company for appraisal of Shares pursuant to Section 262 of the DGCL, and Parent shall have the right to reasonably participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, any such demands.
     4.2 Exchange of Certificates.
          (a) Paying Agent. At the Effective Time, Parent and/or Merger Sub shall deposit, or shall cause to be deposited, with a paying agent selected by Parent that is reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make all payments under Section 4.1(a) and Section 4.3(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guarantied by the United States of America, or in commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) and Section 4.3(a) shall be paid to Parent, upon demand. To the extent that there are losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under Section 4.1(a) and Section 4.3(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such payments required under Section 4.1(a) and Section 4.3(a).
          (b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Dissenting Shares or Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and to have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the applicable Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, and such letter of transmittal having been duly completed and validly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (less any required Tax withholdings as provided in Section 4.2(f)) equal to (A) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)), multiplied by (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled and extinguished of no further force or effect. No interest will accrue or be paid on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to the transferee of such Shares if the Certificate formerly representing such Shares is presented to the Paying Agent, properly endorsed with signature guaranteed, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.
          (c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and extinguished and exchanged for the Per Share Merger Consideration (payable in cash in immediately available funds) to which the holder thereof is entitled pursuant to this Article IV.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the securityholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Dissenting Shares or Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (less any required Tax withholdings as provided in Section 4.2(f)) upon due surrender of each of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
          (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond as Parent or the Paying Agent may deem reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (less any required Tax deductions or withholdings as provided in Section 4.2(f)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.
          (f) Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Paying Agent, Surviving Corporation, Merger Sub or Parent, as the case may be.
     4.3 Treatment of Stock Plans.
          (a) Options; RSUs.
               (i) At the Effective Time: Each outstanding Company Option granted under the 2007 Equity Incentive Plan and the Second Amended and Restated Equity Incentive Plan, other than the Assumed Options, shall become fully vested and be cancelled in exchange for the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (A) the total number of Shares subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less any applicable Taxes required to be deducted or withheld with respect to such payment. As used herein, the term “Company Option” shall mean any outstanding option to purchase Shares under any Stock Plan. Notwithstanding the foregoing, the Company and Parent may mutually agree prior to the date that is five (5) Business Days before the Closing Date that certain Company Options will not become fully vested and be cancelled as provided above and instead be assumed by Parent concurrently with the consummation of the Merger (any Company Option to be so assumed, an “Assumed Option”).
               (ii) At the Effective Time: Each Assumed Option, shall be converted into an option to acquire, on substantially similar terms and conditions applicable to such Assumed Option immediately prior to the Effective Time (except for the adjustments provided herein), the number of shares of common stock, rounded down to the nearest whole share, par value $0.01 per share, of Parent (the “Parent Common Stock”), that is equal to the product, rounded down to the nearest whole share, of (i) the number of Shares subject to such Assumed Option immediately prior to the Effective Time multiplied by (ii) the Option Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the quotient, rounded down to the nearest whole cent, of (x) the exercise price per Share applicable under such Assumed Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio; provided, however, that the foregoing adjustments shall comply with Sections 424(a) and 409A of the Code and the Department of Treasury regulations and other interpretative guidance issued thereunder. As used herein, the term “Option Exchange Ratio” shall mean a fraction, the numerator of which is the Per Share Merger Consideration and the denominator of which is the per share fair market value of the Parent Common Stock as of immediately following the Effective Time (as determined in good faith by Parent).
               (iii) At the Effective Time: Each outstanding Company RSU granted under the 2007 Equity Incentive Plan pursuant to the 2007–2009 Long Term Incentive Plan and 2008–2010 Long Term Incentive Plan implemented under the Executive Incentive Plan shall become fully vested and be cancelled in exchange for the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three Business Days after the Effective Time), an amount in cash equal to the product of (A) the total number of Shares subject to such Company RSU immediately prior to the Effective Time, multiplied by (B) the Per Share Merger Consideration, less any applicable Taxes required to be deducted or withheld with respect to such payment. As used herein, the term “Company RSU” shall mean any outstanding restricted stock unit granted under the 2007 Equity Incentive Plan pursuant to the 2007–2009 Long Term Incentive Plan or 2008–2010 Long Term Incentive Plan implemented under the Executive Incentive Plan.
          (b) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt resolutions and take all such other actions reasonably required to (i) implement the provisions of Section 4.3(a), (ii) ensure that the Amended and Restated Employee Stock Purchase Plan shall terminate and (iii) ensure that no holder of any Company Options (other than Assumed Options) or Company RSUs or any participant in any Stock Plan or other employee benefit arrangement of the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries following the Effective Time, except the right to receive the payment contemplated by Section 4.3(a) in cancellation and settlement thereof.
     4.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), division or subdivision of Shares, stock dividend or distribution, consolidation of Shares, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing in this Section 4.4 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     5.1 Representations and Warranties of the Company. Except as set forth in the disclosure schedule delivered to Parent by the Company in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being understood that any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule if (i) it is readily apparent from such disclosure that it applies to such other section or (ii) such disclosure is cross-referenced in such other section), the Company hereby represents and warrants to Parent and Merger Sub that:
          (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iii) is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (iii) where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has previously made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws. The Company has made available to Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company’s stockholders, the board of directors of the Company and each committee of the board of directors of the Company held since January 1, 2006, other than the minutes of the Special Committee of the board of directors of the Company convened in order to evaluate the Merger and the other transactions contemplated by this Agreement and any issues related thereto. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such other Person is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” shall have the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Company Material Adverse Effect” means an event, change, effect, development, condition or occurrence that materially impairs the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided that no event, change, effect, development, condition or occurrence, to the extent resulting from any of the following events, changes, effects, developments, conditions or occurrences, shall constitute or be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect, except, in the cases of clauses (A) and (C) below, to the extent that any such event, change, effect, development, condition or occurrence has a disproportionately adverse effect on the Company or any of its Subsidiaries as compared to businesses generally:
     (A) changes in the economy or financial markets, or in the political environment, generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations, including, without limitation, any such changes that are the result of acts of war or terrorism;

     (B) the performance by the Company of its obligations under this Agreement, including, without limitation, the failure by the Company to take any action prohibited by this Agreement;
     (C) changes in GAAP or any interpretation thereof after the date hereof;
     (D) any failure by the Company to meet any estimates of revenues or earnings for any period (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); and
     (E) a decline in the price or trading volume of the Company’s common stock on the NASDAQ Stock Market (“NASDAQ”) (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect).
          (b) Capital Structure. The authorized capital stock of the Company consists of 50,000,000 Shares, of which 18,450,860 Shares were outstanding as of the close of business on October 24, 2008, and 10,000,000 shares of preferred stock, none of which were outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of October 24, 2008, other than 3,730, 444 Shares reserved for issuance under the Company’s 2007 Equity Incentive Plan, the Amended and Restated Employee Stock Purchase Plan, the Second Amended and Restated Equity Incentive Plan, and the 1995 Nonqualified Stock Option Plan of Space Applications Corporation (each, a “Stock Plan”), the Company has no Shares reserved for issuance. Section 5.1(b) of the Company Disclosure Schedule contains a correct and complete list of options, restricted stock, performance stock units, restricted stock units and any other equity or equity-based awards (including cash-settled awards), if any, outstanding under the Stock Plans, including the holder, date of grant, term, number of Shares, the Stock Plan under which such award was granted and, where applicable, the exercise price. To the Knowledge of the Company, each Company Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, and the exercise price of each other Company Option is no less than the fair market value of a Share as determined on the date of grant of such Company Option. The Company has made available to Parent true and complete copies of all Stock Plans and the forms of all agreements evidencing outstanding equity or equity based awards thereunder. The outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, right of first refusal, claim or other encumbrance (each, a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its

Subsidiaries, or obligations of the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of the Shares or preferred shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations for borrowed money the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests of the Company or any of its Subsidiaries. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary other than director qualifying shares are owned by the Company (or a wholly owned Subsidiary of the Company). Except as set forth on Section 5.1(b) of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or on file with the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or any of its Subsidiaries. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan (other than trade accounts receivable), capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.
          (c) Corporate Authority; Approval and Fairness.
          (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement subject only, in the case of the consummation of the Merger, to approval of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (collectively, the “Bankruptcy and Equity Exception”).
          (ii) The board of directors of the Company has: (A) at a meeting duly called and held at which all of the directors of the Company were present, and acting on the unanimous recommendation of the Special Committee, duly adopted resolutions determining that the Merger is in the best interests of the Company and its stockholders, adopting and declaring advisable this Agreement and the Merger and the other transactions contemplated hereby and resolving to recommend approval of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement to the holders of Shares (the “Company Recommendation”), which resolutions have not been subsequently rescinded, withdrawn or modified in any way; (B) directed that this Agreement be submitted to the holders of Shares for their approval of the “agreement of merger” contained in this Agreement at a stockholders’ meeting duly called and held for such purpose; (C) taken all actions necessary to provide that restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the Merger; (D) irrevocably resolved to elect, to the extent permitted by Law, for the Company not to be subject to any Takeover Statute; and (E) received a written opinion of its financial advisor to the effect that, as of the date of such opinion, the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view to such holders (it being agreed and understood that such opinion is solely for the benefit of the Company’s board of directors and may not be relied upon by the Company’s stockholders or by Parent, Merger Sub or any of their respective directors, officers, employees, Affiliates, advisor or representatives). As used herein, the term “Affiliate” means, with respect to any Person, (A) each Person that, directly or indirectly, owns or controls such Person, and (B) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, provided that, for the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
          (iii) The Requisite Company Vote is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of transactions contemplated hereby to be consummated by the Company other than the Merger.
          (d) Governmental Filings; No Violations; Certain Contracts.
          (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) under the Exchange Act, and (D) under the rules of NASDAQ (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations, the loss of a benefit under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any material bond, debenture, guarantee, purchase or sale order, agreement, commitment, instrument, lease, license, contract, note, mortgage, indenture, arrangement, understanding, undertaking, permit, concession or franchise or other obligation, whether oral or written (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination (or right thereof), default, creation, acceleration, loss or change that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (e) Company Reports; Financial Statements.
          (i) The Company has filed with or furnished to (as applicable) the Securities and Exchange Commission (the “SEC”) on a timely basis all forms, statements, certifications, reports and documents required to be filed with or furnished to the SEC by the Company under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since January 1, 2006 (the “Applicable Date”) (such forms, statements, certifications, reports and documents filed or furnished since the Applicable Date through the date hereof, including any amendments thereto, the “Company Reports”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), each of the Company Reports complied, and all documents required to be filed by the Company with the SEC after the date hereof will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
          (ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.
          (iii) The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis for the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount). Since December 31, 2007, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule, regulation or policy or applicable Law.
          (iv) The Company and its Subsidiaries have implemented and maintained a system of internal accounting controls and financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) to the Knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s outside auditors and audit committee is set forth in Section 5.1(e) of the Company Disclosure Schedule.
          (v) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company Reports. To the Knowledge of the Company, none of the Company Reports is subject to ongoing review or outstanding SEC comment or investigation.
          (vi) Since the Applicable Date, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director or executive officer has received any material complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company, any committee thereof, or any director or executive officer of the Company.

          (vii) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.
          (f) Absence of Certain Changes. Since December 31, 2007, the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course of such businesses and there has not been:
          (i) events, changes, effects, developments, conditions or occurrences that, individually or in the aggregate, constitute or would reasonably be expected to have a Company Material Adverse Effect;
          (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company);
          (iii) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
          (iv) other than any stock repurchases or buybacks, or pursuant to any stock repurchase or buyback program, disclosed in the Company Reports, any redemption, repurchase or other acquisition of any shares of capital stock of the Company or of any of its Subsidiaries;
          (v) except as expressly contemplated by this Agreement, required pursuant to the Benefit Plans or the Stock Plans in effect on the date of this Agreement, as otherwise required by applicable Law or in the ordinary course of business, any (A) grant or provision for severance or termination payments or benefits to any director or officer of the Company or employee, independent contractor or consultant of the Company or any of its Subsidiaries, (B) increase in the compensation, perquisites or benefits payable to any director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries, (C) grant of equity or equity-based awards that may be settled in Shares or any other equity securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares or other equity securities of the Company or any of its Subsidiaries, (D) acceleration in the vesting or payment of compensation payable or benefits provided or to become payable or provided to any current or former director, officer, employee, independent contractor or consultant, (E) change in the terms of any outstanding Company Option, or (F) establishment or adoption of any new arrangement that would be a Benefit Plan or would terminate or materially amend any existing Benefit Plan (other than changes necessary to comply with applicable Law or the Company’s obligations under this Agreement);

          (vi) any material Tax election made or revoked by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability made by the Company or any of its Subsidiaries; or
          (vii) any action by the Company or its Subsidiaries that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1(b), (c), (d), (i), (o), (r), (v), or (w).
          (g) Litigation and Liabilities.
          (i) There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, inquiry, investigation, grievance or other proceedings (each, an “Action”) pending against or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries, or any present or former director, officer, employee of the Company in such individual’s capacity as such, which are material to the Company. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.
          (ii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet as of December 31, 2007 or in the notes thereto included in the Company Reports, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2007 and that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (C) incurred in connection with the Merger or the transactions contemplated by this Agreement.
          (h) Employee Benefits.
          (i) All employee benefit plans covering current or former officers, directors, employees of the Company or its Subsidiaries (collectively, the “Employees”) or current or former independent contractors or consultants of the Company or its Subsidiaries, or under which there is a financial obligation or other liability (contingent or otherwise) of the Company or any of its Subsidiaries, including, but not limited to, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all deferred compensation, retirement, pension, profit sharing, savings, stock option, stock purchase, stock appreciation rights, other stock or stock based, incentive and bonus, medical, dental, disability, accident or life insurance, vacation, employment, retention, consulting, change in control, salary continuation, termination, severance or other benefit plans, programs, policies, practices, arrangements or agreements (collectively, the “Benefits Plans”) are listed in Section 5.1(h)(i) of the Company Disclosure Schedule.

True and complete copies of all Benefit Plans listed in Section 5.1(h)(i) of the Company Disclosure Schedule have been made available to Parent. In addition, with respect to each material Benefit Plan listed in Section 5.1(h)(i) of the Company Disclosure Schedule (as applicable), the Company has made available to Parent true and complete copies of (i) the summary plan descriptions (or other written description of the terms of any Benefit Plan that is not in writing); (ii) the most recent two years’ annual reports on Form 5500, including all schedules thereto; (iii) the most recent determination letter from the Internal Revenue Service for any Benefit Plan that is intended to qualify under Section 401(a) of the Code; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (v) any notices to or from the Internal Revenue Service or any office or representative of the Department of Labor or any similar Governmental Entity relating to any compliance issues in respect of any such Company Benefit Plan.
          (ii)
     (A) all Benefit Plans have been established, maintained and operated in material compliance with their terms, ERISA and the Code and all other applicable Laws, and each Benefit Plan that is intended to qualify under Section 401 of the Code is so qualified, has received a favorable determination letter from the Internal Revenue Service and nothing has occurred since the date of such letter that has or is reasonably likely to materially and adversely affect such qualification;
     (B) the Company and each ERISA Affiliate have timely performed all material obligations required to be performed by them under, are not in default under or violation of, in any material respect, and have no Knowledge of any default or violation by any other party to, any of the Benefit Plans;
     (C) neither the Company nor any of its Subsidiaries has engaged in a transaction that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or any other similar provision of non-U.S. Law;
     (D) neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute or incurred or is expected to incur any liability (contingent or otherwise) under Title IV of ERISA with respect to any “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, any “multiemployer plan” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) or any “multiple employer plan”, within the meaning of Section 4063/4064 of ERISA or Section 413(c) of the Code;

     (E) the Company and its ERISA Affiliates do not have any unsatisfied withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA;
     (F) neither the Company nor any of its Subsidiaries maintains, contributes or has any liability (contingent or otherwise) with respect to any plan or arrangement that provides for life, health, medical or other welfare benefits for former officers, employees, directors or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or any similar state, local or non-U.S. Law;
     (G) each Benefit Plan that is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code complies, in all material respects, with the applicable requirements of Section 4980B(f) of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414 of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any Subsidiary, or that is, or was at the relevant time, a member of the same “controlled group” as the Company or any Subsidiary pursuant to Section 4001(a)(14) of ERISA; and
     (H) no action, suit, claim, hearing, arbitration or other proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any Benefit Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor, and no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company would reasonably be expected to be subject to any material liability, other than routine claims for benefits.
     (iii) Except with respect to the agreements set forth on Section 5.1(h)(iii) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any Employee, independent contractor or consultant (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. No amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G or Section 4999 of the Code or will not be deductible by the Company by reason of Section 280G of the Code. No payments will be made by the Company pursuant to any Benefit Plan that would not be deductible by the Company under Section 162(m) of the Code.

          (iv) Each Benefit Plan that provides for deferred compensation (as defined under Section 409A of the Code) satisfies the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code.
          (v) In accordance with applicable Law, each Benefit Plan can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination (other than charges incurred as a result of such termination).
          (i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule or regulation of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have each obtained and are in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions, operating certificates and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct their respective businesses as presently conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Licenses, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby, except for those which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (j) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is, or at the Effective Time will be, applicable to the Merger or the other transactions contemplated by this Agreement. The resolutions adopting this Agreement and the Merger by the Company’s board of directors represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions on “business combinations” (as used in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or Parent or Merger Sub or any of their Affiliates.
          (k) Environmental Matters. Except in each case for such matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times since the Applicable Date with all applicable Environmental Laws; (ii) the Company and its Subsidiaries

possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of their respective businesses as presently conducted; (iii) neither the Company nor any Subsidiary has received any written claim, notice of violation, citation, demand letter or request for information concerning any violation or alleged violation of any applicable Environmental Law or concerning any actual or alleged liability of the Company or any of its Subsidiaries arising under or pursuant to any Environmental Law, in each case since January 1, 2006; and (iv) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning noncompliance by, or actual or potential liability of, the Company or any Subsidiary with any Environmental Law.
          As used herein, the term “Environmental Law” means, as currently in effect, any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity (A) concerning the protection of the environment, (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances. The term “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law including petroleum and any derivative or by-products thereof.
          (l) Taxes.
          (i) The Company and each of its Subsidiaries: (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, except where such failures to prepare or file Tax Returns would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all such Tax Returns were, at the time they were filed, true, correct and complete in all material respects; (B) have timely paid all Taxes that are shown on all such Tax Returns and withheld all amounts that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholder, affiliate or third party, and except where such failure to so pay or remit would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (C) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency.
          (ii) The charges, accruals and reserves with respect to Taxes on the financial statements of the Company and its Subsidiaries are adequate (determined in accordance with GAAP consistently applied).
          (iii) The Company and its Subsidiaries have no liability for any Tax of any Person by reason of having been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code), other than the affiliated group of which the Company is the common parent, except for such amounts as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (iv) Since January 1, 2006, the Company has not received written notice of any claim made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by its jurisdiction.
          (v) To the Knowledge of the Company, as of the date hereof, there are not pending or threatened in writing any audits, examinations, investigations or other proceedings in respect of any material amount of Taxes. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for the 2004 through 2007 fiscal years.
          (vi) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, during the applicable period specified in Section 897(c)(1)(a) of the Code.
          (vii) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
          (viii) Neither the Company nor its Subsidiaries have engaged in any “reportable transaction” (as such term is defined in Treasury Regulations Section 1.6011-4(b)(1)) or any similar provision of state, local or foreign Tax Law.
          (ix) Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.
          As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, escheat, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and any transferee or secondary liability in respect of any tax (whether by law, contractual agreement, tax sharing agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined or unitary group or otherwise and (B) the term “Tax Returns” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.
          (m) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement with a labor union or labor organization, nor are there any employees of the Company or any of its Subsidiaries represented by a representative body or other labor organization, and there are, to the Knowledge of the Company, no activities or proceedings of any labor union, representative body or other organization to organize any employees of the Company or any of its Subsidiaries or compel the

Company or any of its Subsidiaries to bargain with any such union or representative body. Neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice and there is no pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date, any labor strike, dispute, walk-out, work stoppage, slow-down, lockout or any other similar event involving the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance, in all material respects, with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. All individuals who are performing or have performed consulting or other services for the Company or any of its Subsidiaries are or were correctly classified in all material respects by the Company or such Subsidiary as either “independent contractors” or “employees” as the case may be and, with respect to those currently performing services, will, at the Closing Date, qualify for such classification. Neither the Company nor any of its Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Act of 1998, as amended (the “WARN Act”) as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the transactions contemplated by this Agreement). To the Knowledge of the Company, none of the employees set forth on Section 5.1(m) of the Company Disclosure Schedule intends or is expected to terminate their employment, either as a result of the transactions contemplated by this Agreement.
          (n) Intellectual Property. To the Knowledge of the Company, (A) the Company or its Subsidiaries own exclusively, free and clear of any and all Liens, all Intellectual Property that is material to the businesses of the Company or any of its Subsidiaries other than Intellectual Property owned by a third party that is licensed to the Company or a Subsidiary thereof pursuant to an existing license agreement and used by the Company or such Subsidiary within the scope of such license, and (B) except as would not reasonably be expected to have a Company Material Adverse Effect, all of such rights shall survive unchanged by the consummation of the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries has taken reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks. Each current or former consultant or employee of the Company has entered into the Company’s current form of Proprietary Information and Invention Assignment Agreement or a similar customary agreement. To the Knowledge of the Company, none of the activities or operations of the Company or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith) have infringed upon, misappropriated or diluted any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is misappropriating, infringing, or diluting in any material respect any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to any of the businesses of the Company or any of its Subsidiaries. No Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to any of the businesses of the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the Company’s or any Subsidiaries’ rights or obligations under any agreement under which Intellectual Property is licensed to or by the Company or any of its Subsidiaries and that is material to any of the businesses of the Company or any of its Subsidiaries.
          For purposes of this Agreement, the term “Intellectual Property” means all: (i) trademarks or service marks, whether registered or unregistered, brand names, Internet domain names, logos, symbols, trade dress, trade names, and similar indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith, including all renewals of same; (ii) all patents, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (iii) trade secrets, know-how, inventions, methods, processes, customer lists and any other information of any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; and (iv) copyrightable works, whether registered or unregistered, (including databases and other compilations of information) and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.
          (o) Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that, in the reasonable judgment of the Company and such Subsidiaries, are adequate for companies of similar size in the industry and locales in which the Company operates business. Section 5.1(o) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No written notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.
          (p) Brokers and Finders. Except for Wedbush Morgan Securities, the fees and expenses of which will be paid by the Company, neither the Company nor any of its Affiliates has incurred any liability for any brokerage fees, commissions or finders fees to any broker or finder employed or engaged thereby in connection with the Merger or the other transactions contemplated in this Agreement for which Parent or any of its Affiliates (including the Surviving Corporation from and after the Effective Time) would be liable. The Company has furnished to Parent a true and complete copy of the agreement between the Company and Wedbush Morgan Securities pursuant to which Wedbush Morgan Securities has a right to payment in connection with the transactions contemplated hereby.
          (q) Material Contracts. The Company has made available to Parent true, correct and complete copies of all contracts, agreements, commitments, arrangements, leases (including with respect to personal property), understandings, undertakings, obligations and other instruments, in each case, whether written or oral (collectively, the “Material Contracts”), to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that: (i) contain covenants that, following the consummation of the Merger, would reasonably be expected to materially restrict the ability of the Surviving Corporation to compete or operate in any business or with any Person or in any geographic area, or to sell, supply or distribute any service or product or to otherwise operate or expand its current businesses or that restricts the rights of the Company and its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights); (ii) relate to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement; (iii) provide for indebtedness for borrowed money or similar obligations to third parties in an amount in excess of $250,000; (iv) provide for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $100,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including, without limitation, acquisitions and dispositions of inventory); (v) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to be performed after the date of this Agreement and has not been filed or incorporated by reference in the Company Reports; (vi) by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $500,000 over the remaining term of such Contract; (vii) pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that would likely result in payments in excess of $100,000 (and Section 5.1(q) of the Company Disclosure Schedule sets forth the maximum possible liability thereunder); (viii) is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries, other than license agreements for software that is generally commercially available; (ix) obligates the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $500,000; (x) is not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company; (xi) any Contract with any Governmental Entity providing for payments in excess of $100,000 in any twelve (12) month period; or (xii) requires a consent to or otherwise contains a provision relating to a “change of control.” Each Material Contract is in full force and effect and, subject to the Bankruptcy and Equity Exception, is valid and binding on the Company and any of its Subsidiaries that is a party thereto. The Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, except where the failure to perform such obligations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice of the existence of any such breach or default on the part of the Company or any of its Subsidiaries under any such Material Contract, except for any such breach or default that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (r) Properties. The Company or one of its Subsidiaries: (i) has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business and except for defects in title that are immaterial), free and clear of all Liens, except (A) statutory liens securing payments not yet due, or (B) such Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company Reports or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s Knowledge, the lessor.
          (s) Affiliate Transactions. Except as set forth in Section 5.1(s) of the Company Disclosure Schedule or as disclosed in the Company Reports, to the Knowledge of the Company, no stockholder, director or executive officer of the Company, or any Affiliate or immediate family member of such stockholder, director, or executive officer, has any material interest in any property owned by the Company or any of its Subsidiaries or has, within the last twelve (12) months, engaged in any transaction with the Company or any of its Subsidiaries, in each case, that is of a type that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Act.
          (t) No/Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.
          (u) Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
          (v) Government Contracts.
          (i) (A) The Company and each of its Subsidiaries has complied in all material respects at all times during the last three (3) years with all requirements of any Law pertaining to any Government Contract or Government Bid; (B) all written representations and certifications made by the Company and each of its Subsidiaries with respect to such Government Contracts during the last three (3) years were accurate in all material respects as of the effective date of such representations or certifications, and each of the Company and its Subsidiaries has complied with such representations and certifications made or delivered by it in all material respects; (C) as of the date hereof, no termination or default, cure notice or show cause notice has been issued with respect to any Government Contract or Government Bid that remains unresolved; (D) to the Knowledge of the Company, none of the employees of the Company or any of its Subsidiaries is (or during the last three (3) years has been) under any administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business by the Company and its Subsidiaries; (E) to the Knowledge of the Company, there is no pending U.S. governmental investigation of the Company or any of its Subsidiaries, or to the Knowledge of the Company any of its officers, employees or representatives, nor to the Knowledge of the Company within the last three (3) years has there been any material U.S. governmental investigation of the Company or any of its Subsidiaries, or any of its officers, employees or representatives resulting in any material adverse finding with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; (F) during the last three (3) years, neither the Company nor any of its Subsidiaries has made any voluntary disclosure (as defined in the applicable agency regulations) in writing to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; and (G) as of the date of this Agreement, there are no material outstanding written claims that have been asserted against and received by the Company or any of its Subsidiaries, by any Governmental Authority relating to any Government Contract or Government Bid to which the Company is a party.
          (ii) Since January 1, 2003, neither the Company nor any of its Subsidiaries has been suspended or debarred from bidding on contracts or subcontracts for or with any Governmental Authority. Neither the Company nor any of its Subsidiaries has received written notice that a suspension or debarment action with respect to Government Contracts has been commenced or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any of its respective officers, directors or employees.

          (iii) During the past three (3) years, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, or agent of any of the Company or its Subsidiaries, directly or indirectly (A) in violation of any Law, made any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any domestic governmental official or employee, regardless of form, whether in money, property, or services (I) to obtain favorable treatment in securing business or personnel or to pay for favorable treatment for business or personnel secured, or (II) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (B) established or maintained any fund or asset that was required by GAAP or applicable Law to be, but was not, recorded in the books and records of the Company and its Subsidiaries.
          (iv) Since January 1, 2003 each of the Company and its Subsidiaries has complied in all material respects with all requirements of the most favored customer terms and conditions of its Government Contracts.
          (v) Each of the Company and its Subsidiaries is in compliance in all material respects with the National Industrial Security Program Operating Manual dated January 1995, including “Change One” (dated July 1997) and “Change Two” (dated February 2001), together with all rules and regulations promulgated thereunder (collectively, “NISPOM”). To the Knowledge of the Company, there has never been, nor is there currently pending, any U.S. governmental investigation regarding compliance by the Company or any of its Subsidiaries with NISPOM. As of the date of this Agreement, to the Knowledge of the Company, there is no misconduct in violation of NISPOM by any employee of the Company or any of its Subsidiaries who has national security clearance that would cause such employee, at any time after the date of this Agreement, be denied national security clearance at, or suffer a diminution in, the current level of the respective national security clearance held by such employee.
          For purposes of this Section 5.1(v), “Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basis ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind between the Company and any of its Subsidiaries, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any Person which, to the Knowledge of the Company, is a subcontractor with respect to any contract of a type described in the preceding clause (i) or (ii), on the other hand.
          For purposes of this Section 5.1(v), “Government Bid” means any offer to sell made by the Company or any of its Subsidiaries prior to the Closing Date which, if accepted, would result in a Government Contract.
          (w) Customers. Section 5.1(w) of the Company Disclosure Schedule sets forth a true and complete list of (i) the names and addresses of all customers of the Company and its Subsidiaries that have been billed $750,000 or more during the 12 months ended September 30, 2008 (such a customer, a “Client”), (ii) the amount for which each such Client was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such Client during such period. Except as disclosed on

Section 5.1(w) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other notice that any such Client (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company or its Subsidiaries, in each case with respect to a Contract between the Company and Client existing as of the date hereof, other than ordinary course fluctuations in the use of the Company’s products or services by such Clients as a result of ordinary course expiration of existing Contracts or the termination, suspension, or delay of the government projects on which such Clients serve as subcontractors.
          (x) No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Section 5.1, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or Merger Sub or any of their Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Specifically (but without limitation) neither the Company nor any other Person makes any representation or warranty hereunder to Parent or Merger Sub with respect to any projections, estimates or budgets delivered to or made available to Parent and Merger Sub of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof), of the Surviving Corporation and its Subsidiaries.
     5.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure schedule delivered to the Company by Parent in connection with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), each of Parent and Merger Sub hereby jointly and severally represents and warrants to the Company that:
          (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
          (b) Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption by Parent will occur upon its execution and delivery of this Agreement, and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (c) Governmental Filings; No Violations; Etc.
               (i) Other than the filings and/or notices pursuant to Section 1.3 and under the HSR Act and any other applicable merger control laws (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
               (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
          (d) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.
          (e) Financing. Parent has delivered to the Company (i) true and complete copies of executed written commitments (as the same may be amended pursuant to Section 6.14, the “Debt Financing Commitments”), pursuant to which the lenders party thereto have agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided to Parent and/or Merger Sub debt financing and continue to make available to the Company a revolving credit facility in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses and the Company’s ongoing operating expenses (the “Debt Financing”) and (ii) true and complete copies of an executed written commitment (collectively, the “Equity Financing Commitment” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the party thereto has agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided to Parent and/or Merger Sub equity financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date of this Agreement, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded. As of the date of this Agreement, the Financing Commitments are in full force and effect. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are due and payable as of the date of this Agreement in connection therewith or pursuant thereto. As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or Merger Sub under any of the Financing Commitments. As of the date of this Agreement, neither Parent nor Merger Sub is aware of any reason why the conditions set forth in the Financing Commitments would not be satisfied on or before the Closing Date. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with the cash on hand of Parent, Merger Sub and the Company on the Closing Date, will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and to pay the aggregate Per Share Merger Consideration payable pursuant to Section 4.1(a) hereof.
          (f) Brokers. Neither Parent, Merger Sub nor any of their respective Affiliates has incurred any liability for any brokerage fees, commissions or finder’s fees to any broker or finder employed or engaged thereby in connection with the Merger or the other transactions contemplated in this Agreement for which the Company (other than the Surviving Corporation from and after the Effective Time) would be liable.
          (g) Limited Guaranty. As of the date of this Agreement, the Limited Guaranty is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the Limited Guaranty. As of the date of this Agreement, the Limited Guaranty has not been amended or modified in any respect.
          (h) Ownership of Shares. As of the date of this Agreement, neither Parent, Merger Sub nor any of their respective Affiliates owns (directly or indirectly, beneficially or of record) any Shares and neither Parent nor Merger Sub holds any rights to acquire any Shares except pursuant to this Agreement.
          (i) Solvency. Assuming (i) the Company is Solvent immediately prior to the Effective Time, (ii) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, (iii) the accuracy and completeness of the representations and warranties of the Company contained herein (for such purposes, such representations and warranties shall be true and correct in all material respects and all knowledge, materiality or

“Company Material Adverse Effect” qualifications or exceptions contained in such representations and warranties shall be disregarded) and (iv) the Company and its Subsidiaries perform in accordance with the projections and forecasts provided to Parent prior to the date hereof, and after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Per Share Merger Consideration, any other repayment or refinancing of debt of the Company contemplated in the Financing Commitments, payment of all amounts required to be paid by Parent and the Company in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses by Parent and the Company, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the fair salable value of its assets will, as of such date, exceed the value of all of its probable liabilities, contingent or otherwise, as of such date, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged and (iii) such Person will be able to pay its liabilities, including probable contingent and other liabilities, as they become absolute and mature.
          (j) Subsidiaries. Parent has no Subsidiaries other than Merger Sub.
          (k) No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Section 5.2, neither Parent, Merger Sub nor any other Person makes any representation or warranty with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE VI
COVENANTS
     6.1 Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, conditioned or delayed, and except as otherwise expressly required or permitted hereunder) and except as required by applicable Law, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and the Company shall use reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (i) as Parent may approve in writing, such approval not to be unreasonably withheld; (ii) as is expressly required or permitted by this Agreement; (iii) as is required by applicable Law or by any Governmental Entity; or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:
          (a) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;
          (b) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to (other than as permitted under Section 6.1(d)) or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;
          (c) issue, sell, dispose of, grant, transfer or subject to any Lien, or authorize the issuance, sale, disposition, grant or transfer of or Lien on, any shares of capital stock of the Company or any of its Subsidiaries (other than (i) the issuance or grant of Shares upon the exercise of Company Options that are outstanding, and in accordance with their terms, as of the date hereof, or (ii) the issuance of capital stock or other equity interests by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;
          (d) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned domestic Subsidiary of the Company) in excess of $100,000 in the aggregate (other than advances to employees for expenses in the ordinary course of business);

          (e) invest any cash of the Company or its Subsidiaries that is not needed to pay current operating expenses in anything other than obligations of or guaranteed by the United States of America or state or local municipal bonds or commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poors Corporation, respectively;
          (f) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent;
          (g) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any such capital stock or other securities tendered by current or former employees or directors in connection with the exercise of Company Options);
          (h) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations (except as permitted under Section 6.1(i)) or any guarantee of any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keepwell” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), or amend, modify or refinance any Indebtedness; provided, that the Company may incur indebtedness for borrowed money under credit facilities, lines of credit and other debt or borrowing arrangements reflected in the Company Reports incurred to cover payments, in the first quarter of the Company’s fiscal year ended December 31, 2009, of (x) quarterly tax payments for the Company and its Subsidiaries, (y) annual cash incentives to employees of the Company and its Subsidiaries, and (z) earn-out payments to Richard Bowe pursuant to the terms of that certain Stock Purchase Agreement, dated as of January 30, 2007, by and among the Company, Project Planning, Incorporated, and Richard Bowe;
          (i) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $500,000;
          (j) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company Reports (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness or (iii) waive, release, grant or transfer any right of material value; provided, that the Company and any Subsidiary may pay, discharge, settle or satisfy, in accordance with its terms, any liability or obligation incurred by the Company or such Subsidiary after the date hereof in accordance with the terms of this Agreement;
          (k) except with respect to entry into and modification, amendment, termination, cancellation or extension of customer contracts in the ordinary course of business consistent with past practice, (i) modify, amend, terminate, cancel or extend any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract;
          (l) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;
          (m) commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $250,000 individually or $500,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;
          (n) make or change any Tax election or Tax accounting method, amend any Tax Return, or settle or compromise any material Tax liability;
          (o) change its fiscal year;
          (p) transfer, sell, lease, exclusively license, surrender, divest, cancel, abandon or otherwise dispose of, or subject to any Lien, any assets, product lines or businesses of the Company or its Subsidiaries which are material to the Company and its Subsidiaries taken as a whole, other than sales of inventory, supplies and other assets in the ordinary course of business and other than pursuant to Contracts in effect on the date of this Agreement that have been disclosed to Parent or filed or furnished in or with the Company Reports;
          (q) except as expressly required by this Agreement, required pursuant to the Benefit Plans or the Stock Plans in effect on the date of this Agreement, as otherwise required by applicable Law (including to cause any compensation to comply with, or be exempt from, Section 409A of the Code and the Department of Treasury regulations and other interpretative guidance issued thereunder), (i) grant or provide any severance or termination payments or benefits to any officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries other than payments or benefits to non-officer employees, independent contractors, or consultants in the ordinary course of business consistent with past practices, (ii) increase the compensation, perquisites or benefits payable to any director, officer, employee, independent contractor, or consultant of the Company or any of its Subsidiaries, other than increases in compensation, perquisites, or benefits payable to non-officer employees, independent contractors, or consultants in the ordinary course of business consistent with past practice, (iii) grant any equity or equity-based awards that may be settled in Shares or any other equity securities of the Company or any of its Subsidiaries or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any Shares or other equity securities of the Company or any of its Subsidiaries, (iv) accelerate the vesting or payment of compensation payable or benefits provided or to become payable or provided to any current or former director, officer, employee, independent contractor or consultant, (v) change the terms of any outstanding Company Option, or (vi) terminate or materially amend any existing, or adopt any new, Benefit Plan (other than (I) changes that may be necessary to comply with applicable Law that do not materially increase the costs of any such Benefit Plans or acceleration of Company Options or Company RSUs contemplated by Section 4.3 of this Agreement and (II) termination, at the sole discretion of the Company, of the 1995 Nonqualified Stock Option Plan of Space Applications Corporation);
          (r) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;
          (s) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;
          (t) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;
          (u) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, except as contemplated by the provisions of Sections 6.2 and 6.3;
          (v) enter into any new line of business outside of its existing business;
          (w) enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $300,000;
          (x) take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or
          (y) except as provided in Section 6.2 and Section 6.3, agree, authorize or commit to do any of the foregoing.
          Nothing contained in this Agreement (including, without limitation, this Section 6.1) is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or any of its Subsidiaries’ operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

     6.2 Acquisition Proposals.
          (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Los Angeles time) on the date that is forty-five (45) calendar days after the date hereof (the “Solicitation Period End-Date”), the Company and its directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements, provided that the Company shall promptly provide to Parent any material non-public information relating to the Company or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent; and (ii) enter into and maintain discussions or negotiations with respect to potential Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations.
          As used herein, the term: (A) “Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger; and (B) “Acceptable Confidentiality Agreement” shall mean a customary confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit compliance with any of the provisions of this Section 6.2.
          (b) Subject to Section 6.2(c) and except with respect to any Person who made an Acquisition Proposal received by the Company on or prior to the Solicitation Period End-Date with respect to which the requirements of Sections 6.2(c)(i), 6.2(c)(iii), and 6.2(c)(iv) have been satisfied as of the Solicitation Period End-Date and thereafter continuously through the date of determination, from the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause its Subsidiaries and shall exercise its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) initiate or solicit or knowingly encourage or facilitate (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate or knowingly encourage any such inquiries, proposals, discussions or negotiations, or (iii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Except with respect to any Acquisition Proposal received on or prior to the Solicitation Period End-Date with respect to which the requirements of Sections 6.2(c)(i), 6.2(c)(iii) and 6.2(c)(iv) have been satisfied as of the Solicitation Period End-Date and continuously thereafter (any Person so submitting such Acquisition Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the board of directors of the Company no later than the later of (A) the Solicitation Period End-Date and (B) only if such Acquisition Proposal is received less than two (2) Business Days prior to the Solicitation Period End-Date, the second Business Day following the date on which the Company received such Excluded Party’s Acquisition Proposal, the Company shall immediately cease, and shall cause its Subsidiaries and shall exercise its reasonable best efforts to cause its Representatives to terminate, any solicitation, knowing encouragement, discussion or negotiation or knowing cooperation with or knowing assistance or participation in, or knowing facilitation or knowing encouragement of any such inquiries, proposals, discussions or negotiations with any Persons conducted theretofore by the Company, its Subsidiaries or any of its Representatives with respect to any Acquisition Proposal, and shall request to be returned or destroyed all non-public information provided by or on behalf of the Company or any of its Subsidiaries to such Person. Notwithstanding anything contained in this Section 6.2 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement with respect to any Acquisition Proposal immediately at such time as such Acquisition Proposal made by such party is withdrawn, terminated or fails in the determination by the board of directors of the Company to satisfy the requirements of Sections 6.2(c)(i), 6.2(c)(iii) and 6.2(c)(iv).
          (c) Notwithstanding anything to the contrary contained in Section 6.2(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Company Vote (i) the Company has received a written Acquisition Proposal from a third party that the board of directors of the Company believes in good faith to be bona fide, (ii) such Acquisition Proposal did not occur as a result of a breach of this Section 6.2, (iii) the board of directors of the Company determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or may reasonably be expected to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the board of directors of the Company determines in good faith that the failure to take such actions or any of the actions described in the following clauses (A) and (B) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries to, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person without first entering or having entered into an Acceptable Confidentiality Agreement and (y) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously made available to Parent. Notwithstanding anything to the contrary contained in Section 6.2(b) or this Section 6.2(c) (other than the proviso in the preceding sentence), prior to obtaining the Requisite Company Vote, the Company shall in any event be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

          As used herein, the term “Superior Proposal” means any bona fide Acquisition Proposal made in writing that is on terms that the board of directors of the Company has determined in good faith (after consultation with the Company’s outside counsel and financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including the financing terms thereof and the degree to which such financing is then committed, (A) are more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement, and (B) is reasonably likely to be consummated (if accepted) on such terms on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “75%.”
          (d) Within two (2) Business Days following the Solicitation Period End-Date, the Company shall notify Parent in writing of the identity of each Excluded Party, if any, and provide Parent a copy of the Acquisition Proposal received from such Excluded Party (or a summary of its material terms if no copy is available). From and after the Solicitation Period End-Date, in the event that the Company or any of its Subsidiaries or Representatives receives any of the following, the Company shall promptly (but not more than one Business Day after such receipt) notify Parent in writing thereof: (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal; (ii) any request (other than from an Excluded Party) for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal; or (iii) any inquiry or request for (other than from or by an Excluded Party) discussions or negotiations regarding any Acquisition Proposal. Following the Solicitation Period End-Date, the Company shall keep Parent reasonably informed in all material respects on a timely basis (and in any event no later than one Business Day after the occurrence of any significant changes, developments, discussions or negotiations) of the status and details of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any material written inquiries and correspondence. Without limiting the foregoing, the Company shall promptly (within one Business Day) notify Parent if it determines to provide non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.2(c) other than with an Excluded Party, in each case after the Solicitation Period End-Date. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent. Subject to this Section 6.2, the Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to enforce the provisions of any such agreement; provided, however, that the Company may permit a proposal to be made under a standstill or confidentiality agreement if it determines in good faith, after consultation with outside counsel, that its failure to do so would be inconsistent with the fiduciary duties of the board of directors to the stockholders of the Company under applicable Law.
          (e) Notwithstanding anything in Section 6.2(b)(iii) to the contrary, if the Company receives an Acquisition Proposal which the board of directors of the Company concludes in good faith, after consultation with outside counsel and its financial advisors, and taking into account adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 6.2(e), constitutes a Superior Proposal, the board of directors of the Company may at any time prior to obtaining the Requisite Company Vote, if it determines in good faith, after consultation with outside counsel, that the failure to take such action or any of the actions described in the following clauses (x), (y) and (z) would be inconsistent with the fiduciary duties of the board of directors to the stockholders of the Company under applicable Law, (x) withhold, withdraw, modify, qualify, or amend or propose publicly to withhold, withdraw, modify, qualify, or amend, in a manner adverse to Parent or Merger Sub, the Company Recommendation (a “Change of Company Recommendation”), (y) approve or recommend such Superior Proposal, and/or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the board of directors of the Company may not withhold, withdraw, modify, qualify or amend the Company Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x), approve or recommend such Superior Proposal pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless (A) such Superior Proposal did not result from a breach by the Company of this Section 6.2; (B) the Company shall have provided prior written notice to Parent of its intention to take any action contemplated in this Section 6.2(e) with respect to a Superior Proposal at least four (4) Business Days in advance of taking such action, which notice shall set forth the action the Company intends to take, the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the then current form of each definitive agreement with respect to such Superior Proposal (each, an “Alternative Acquisition Agreement”); and (C) during such four (4) Business Day period, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal. The Company shall not withhold, withdraw, qualify, modify or amend the Company Recommendation in a manner adverse to Parent and Merger Sub if, prior to the expiration of such four (4) Business Day period, Parent makes a proposal to adjust the terms and conditions of this Agreement that the board of the directors of the Company determines in good faith (after consultation with outside counsel and its financial advisor) causes such Superior Proposal to cease to constitute a Superior Proposal, after giving effect to, among other things, the payment of the Termination Fee set forth in Section 8.2.
          (f) Nothing contained in this Agreement (including, without limitation, this Section 6.2) shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and 14d-9 promulgated under the Exchange Act, or (ii) disclosing the fact that the board of directors of the Company has received an Acquisition Proposal and the terms of such proposal, if the board of directors of the Company determines, after consultation with its outside legal counsel, that the failure to take any such actions would be inconsistent with its fiduciary duties under applicable Law or to comply with obligations under federal securities Laws or NASDAQ or the rules and regulations of any U.S. securities exchange upon which the capital stock of the Company is listed; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Company Recommendation (including for purposes of Section 8.1(g)) unless the board of directors of the Company expressly reaffirms its recommendation to its stockholders in favor of the adoption of this Agreement and the Merger at least two (2) Business Days prior to the Stockholders Meeting.
          (g) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Statute) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.1(h).
     6.3 No Change in Company Recommendation or Alternative Acquisition Agreement. Other than in accordance with Section 6.2, and except as otherwise provided in this Section 6.3, the board of directors of the Company shall not:
          (a) withhold, withdraw, qualify, modify or amend (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger; and/or
          (b) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or cause or permit the Company to enter into any acquisition agreement, merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or resolve, propose or agree to do any of the foregoing;
provided, however, that, notwithstanding anything to the contrary contained in this Agreement, prior to the receipt of the Requisite Company Vote, the board of directors of the Company shall have the right to withhold, withdraw, qualify, modify or amend the Company Recommendation in a manner adverse to Parent and Merger Sub if the board of directors of the Company has determined in good faith, after consultation with its outside counsel and financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided that the Company shall have provided prior written notice to Parent of its board of directors’ intention to take any such action at least four (4) Business Days in advance thereof.
     6.4 Proxy Statement.
          (a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (but in any event within ten (10) Business Days after the date hereof), a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement and any schedules and exhibits thereto, the “Proxy Statement”). The Company will provide Parent a reasonable opportunity to review and consult with the Company regarding the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. The Company shall obtain and furnish the information required to be included in the Proxy Statement, shall provide Parent and Merger Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond promptly to any such comments made by the SEC or its staff with respect to the Proxy Statement, and shall cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable date (but in no event later than five (5) Business Days after the proxy statement is cleared by the SEC).
          (b) The Company shall cause the Proxy Statement, and the letter to stockholders, the notice of meeting and the form of proxy provided to stockholders of the Company therewith, in connection with the Merger, at the time that the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and to comply, in all material respects, as to form with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder; provided, however, that the obligations of the Company contained in this Section 6.4(b) shall not apply to any information supplied by Parent or Merger Sub or any of their respective representatives to the Company which is contained or incorporated by reference in the Proxy Statement. If at any time prior to obtaining the Requisite Company Vote, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.
          (c) Parent shall cause any information supplied by it or Merger Sub or any of their respective representatives for inclusion or incorporation by reference in the Proxy Statement, at the time that the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
     6.5 Stockholders Meeting. The Company acting through its board of directors shall take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to convene a meeting of holders of Shares (the “Stockholders

Meeting”) as promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders (but in any event within twenty-two (22) Business Days after the date the Proxy Statement is first mailed to stockholders, or later if necessary to accommodate any amendments of the Proxy Statement needed to be filed with the SEC after the Proxy Statement is first mailed) to consider and vote upon the approval of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement. Except in the event of a Change of Company Recommendation specifically permitted by Section 6.2(e) or a withholding, withdrawal, qualification, modification or amendment of the Company Recommendation permitted by Section 6.3, (a) the Proxy Statement shall include the Company Recommendation and (b) the board of directors of the Company shall take all reasonable lawful action to solicit the Requisite Company Vote. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.5 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Change of Company Recommendation.
     6.6 Filings; Other Actions; Notification.
          (a) Proxy Statement. The Company shall as soon as reasonably practicable notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as soon as reasonably practicable provide to Parent copies of all material correspondence between the Company and/or any of its Representatives on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. Subject to applicable Laws, the Company and Parent (with respect to itself and Merger Sub) each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.
          (b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (it being understood that the failure to obtain any such consent, registration, approval, permit or authorization shall not be deemed a failure of any condition set forth in Article VII to be satisfied and shall not be considered in the determination of whether any such condition has been satisfied). In connection with and without limiting the foregoing, the Company and Parent shall each file or jointly file, if applicable, or cause to be filed, promptly after the date of this Agreement, any notifications, approval applications or the like required to be filed under the HSR Act and all other merger control laws with respect to the transactions contemplated hereby and Parent shall pay all filing and similar fees and related expenses payable in connection therewith. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement and information provided to unions, works councils or other representative bodies or labor organizations). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.
          (c) Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (c) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, causes any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect or would reasonably be expected to cause any condition set forth in Article VII not to be satisfied in any material respect as of the Closing, or (d) any material failure of the Company, Parent or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.
          (d) Consents and Merger Clearance.
          (i) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, (iii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent, which consent shall not be unreasonably withheld. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.
          (ii) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares) or (iii) enter into any agreement that limits in any material way the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates.
     6.7 Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its officers and other senior employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided further that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality (it being understood that the Company shall use its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure) or (b) to disclose any information of the Company or any of its Subsidiaries that is subject to attorney-client privilege. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. All requests for information made pursuant to this Section 6.7 shall be directed to the individual or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.
     6.8 NASDAQ De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ and the other exchanges on which the common stock of the Company is listed to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the other exchanges on which the common stock of the Company is listed and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
     6.9 Publicity. The initial press release regarding the Merger shall be a joint press release agreed upon by Parent and the Company and thereafter the Company, Parent and Merger Sub each shall use reasonable efforts under the circumstances to cooperate with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

     6.10 Employee Benefits.
          (a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the Employees of the Company and its Subsidiaries as of the Effective Time (the “Current Employees”) will be provided with (i) base salary and bonus opportunities (including annual and quarterly bonus opportunities, but not equity-based incentive opportunities except as agreed to by Parent) which are no less than the aggregate base salary and bonus opportunities provided by the Company and its Subsidiaries to each Current Employee immediately prior to the Effective Time, (ii) other employee benefits (excluding equity and equity-based benefits) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than those set forth in the Company’s Executive Severance Plan or any employment or severance agreement between the Company and any such Current Employee or any severance policy of the Company or its Subsidiaries (as applicable) with respect to the Current Employees in effect on the date hereof and made available to Parent.
          (b) Parent will cause any employee benefit plans of Parent or the Surviving Corporation which the Current Employees are entitled to participate in from and after the Effective Time to take into account for purposes of eligibility and vesting and benefit accrual thereunder, service by the Current Employees with the Company or any of its Subsidiaries prior to the Effective Time as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or any of its Subsidiaries prior to the Effective Time (except to the extent it would result in a duplication of benefits).
          (c) This Section 6.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.10, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.10. Nothing in this Section 6.10 is intended to amend any Benefit Plan, or interfere with Parent’s or the Surviving Corporation’s right from and after the Effective Time to amend or terminate any Benefit Plan or the employment or provision of services by any director, employee, independent contractor or consultant, or require the Parent or Surviving Corporation to grant equity-based compensation, including but not limited to stock options, to any director, employee, independent contractor or consultant.
          (d) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Benefit Plan listed on Section 6.10(d) of the Company Disclosure Schedule will occur upon the Effective Time.
     6.11 Expenses. Parent shall, or shall cause either Merger Sub or the Surviving Corporation to, pay the fees of the Paying Agent in connection with the transactions contemplated in Article IV. Whether or not the Merger is consummated, except as expressly contemplated by this Agreement (including, without limitation, Article VIII), all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

     6.12 Indemnification; Directors’ and Officers’ Insurance.
          (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law and the applicable certificate of incorporation or bylaws (or similar governing documents) of the Company and its Subsidiaries (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the applicable certificate of incorporation or bylaws (or similar governing documents) of the Company and its Subsidiaries, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to such indemnification), each present and former director (or Person in a similar position) and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement. The Surviving Corporation shall not require any security for such undertaking.
          (b) Prior to the Effective Time, the Company shall and if the Company is unable to, Parent shall cause the Surviving Corporation to obtain and maintain an extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies (correct and complete copies of which have been previously made available to Parent), and (ii) the Company’s existing fiduciary liability insurance policies (correct and complete copies of which have been previously made available to Parent), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time (covering acts or omissions occurring prior to the Effective Time) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the Company’s directors and officers as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the Company’s directors and officers as provided in the Company’s existing policies as of the date hereof; provided that in no event shall the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
          (c) If the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.
          (d) The provisions of this Section 6.12 shall survive the Closing, and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and its successors and representatives.
          (e) The rights of the Indemnified Parties under this Section 6.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.
     6.13 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
     6.14 Financing.
          (a) Parent shall use its commercially reasonable efforts to take, or cause Merger Sub to take, all actions and to do, or cause Merger Sub to do, all things reasonably necessary, proper or advisable to arrange, and consummate in a timely manner, the Financing on the terms and conditions described in the Financing Commitments (provided that, subject to the provisions of this Section 6.14(a), Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitments as of the date hereof, or otherwise so long as such replacement or amendment would not adversely impact in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby), including using commercially reasonable efforts to (i) maintain in effect the Financing Commitments, subject to the foregoing replacement and amendment rights, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth in the Financing Commitments that are within their control, (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments or on other terms acceptable to Parent that would not adversely impact in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby, and (iv) consummate the Financing at or prior to the Closing Date, but in no event later than the Outside Date (including using commercially reasonable efforts to cause the lenders and other Persons providing the Financing to provide such financing). Parent shall not and shall cause Merger Sub not to, without the prior written consent of the Company, amend, modify or supplement (including in the definitive documents) (x) any of the conditions or contingencies to funding contained in the Financing Commitments, or (y) any other provision of the Financing Commitments, in either case to the extent such amendment, modification or supplement could reasonably be expected to have the effect of materially adversely affecting the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby. In the event that any portion of the Financing contemplated by the Financing Commitments becomes unavailable other than due to the breach of representations and warranties or covenants of the Company or a failure of a condition to be satisfied by the Company after providing notice to the Company and a reasonable opportunity to cure, Parent and Merger Sub shall notify Company and use their commercially reasonable efforts to arrange alternative financing from the same or other sources on terms not less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent), and in an amount sufficient to timely (taking into account the Outside Date) consummate the transactions contemplated hereby on the terms and conditions set forth herein. In the event all conditions applicable to the Financing Commitments (other than in connection with the Debt Financing, the availability or funding of the Equity Financing) have been satisfied, Parent and Merger Sub shall use their commercially reasonable efforts to cause the lenders and the other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date. Parent and Merger Sub shall use their commercially reasonable efforts to satisfy on or before the Closing all requirements of the definitive agreements pursuant to which the Financing will be obtained. Parent and Merger Sub shall give the Company prompt notice of any breach by any party to the Financing Commitments of which either Parent or Merger Sub becomes aware or any termination of any of the Financing Commitments. Parent and Merger Sub shall keep the Company informed on a reasonably current basis in reasonable detail of the status of the Financing.
          (b) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Financing or any alternative financing, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents required or advisable in connection with the Debt Financing or any alternative financing, including execution and delivery of customary representation letters in connection with bank information memoranda, (iii) as promptly as practical, furnishing Parent and its Debt Financing or alternative financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and its Debt Financing sources or alternative financing sources, including all financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) under the Securities Act for a public offering or private placements pursuant to Rule 144A under the Securities Act, as applicable (including, to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and related management discussion and analysis of financial condition and results of operations) to consummate the offering(s) of debt securities contemplated by the Debt Financing Commitments or any alternative financing, or as otherwise required in connection with the Debt Financing or any alternative financing and the transactions contemplated by this Agreement or as otherwise necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Financing Commitments or any alternative financing, (iv) taking all actions reasonably necessary to permit the lenders involved in the Financing or any alternative financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, and (v) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing or any alternative financing and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger. Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket accounting costs incurred by the Company or its Subsidiaries in connection with the performance of the provisions of this Section 6.14(b). The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Debt Financing or any alternative financing, provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.
     6.15 Director Resignations. The Company shall cause to be delivered to Parent resignations of all the directors of the Company and its Subsidiaries to be effective upon the consummation of the Merger.
     6.16 Rule 16b-3. Prior to the Effective Time, the Company may take such actions as may be necessary to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).
ARTICLE VII
CONDITIONS
     7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver in writing at or prior to the Effective Time of each of the following conditions:
          (a) Stockholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

          (b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated without any limitation, restriction or condition that, individually or in the aggregate, has or would reasonably be expected to have a Company Material Adverse Effect (after giving effect to the Merger and the other transactions contemplated by this Agreement).
          (c) Injunction. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing, restraining, imposing materially burdensome conditions on, or rendering illegal the consummation of the Merger.
     7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver in writing by Parent at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company contained in Section 5.1 shall be true and correct (without giving effect to any materiality, or Company Material Adverse Effect qualifiers) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date, which need only be true and correct (without giving effect to any materiality, or Company Material Adverse Effect qualifiers) as of such specific date, as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of such representations or warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. In addition, the representations and warranties of the Company set forth in Section 5.1(b) shall be true and correct in all respects (other than inaccuracies that are immaterial in the aggregate), as of the Closing as though made at and as of the Closing.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (c) Compliance Certificate. Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 7.2(a), 7.2(b), and 7.2(h) have been, or as of immediately prior to the Closing will be, satisfied.
          (d) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
          (e) Dissenters Rights. The time period for the exercise by any stockholder of the Company of any appraisal rights, dissenters’ rights or similar rights applicable as a result of the Merger, including any such rights under Section 262 of the DGCL, shall have expired and the holders of Shares representing less than ten percent (10%) of the Shares shall have demanded and perfected their right to an appraisal of the Shares in accordance with Section 262(d) of the DGCL and not withdrawn such demand.
          (f) Financing. Merger Sub shall have obtained an aggregate of $75,000,000 of debt financing (of which $10,000,000 will be available on an undrawn revolving credit facility) on the terms and for the purposes set forth in the Debt Financing Commitments, as such terms may be modified by operation of any so-called “market flex” provisions in the Debt Financing Commitments or any other agreements as in effect on the date hereof that Parent may have with the lenders that executed the Debt Financing Commitments.
          (g) Resignations. Each of the directors of the Company and each of its Subsidiaries shall have delivered a letter of resignation effective as of the Closing, in form and substance reasonably satisfactory to Parent.
          (h) Cash Position/Indebtedness. The Company shall have, as of immediately prior to the Closing, (i) no less than $5,000,000 in cash and cash equivalents (which cash equivalents shall consist solely of obligations of or guaranteed by the United States of America or state or local municipal bonds or commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively), and (ii) no outstanding indebtedness for borrowed money, letters of credit or outstanding guarantees of indebtedness for borrowed money.
          (i) Solvency Certificate. The Company shall have delivered to Parent the solvency certificate attached hereto as Exhibit B, duly executed by the Chief Financial Officer of the Company, provided that such condition shall be subject to confirmation by Parent that Merger Sub will have no assets or liabilities other than the amount of debt financing set forth in the Debt Financing Commitments, and the amount of Equity Financing set forth in the Equity Financing Commitment, in each case as delivered to the Company as of the date of this Agreement.
     7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver in writing by the Company at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Section 5.2 shall be true and correct (without giving effect to any materiality qualifiers) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date, which need only be true and correct (without giving effect to any materiality qualifiers) as of such specific date, as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of such representations or warranties to be true and correct, in the aggregate, would not reasonably be expected to prevent Parent or Merger Sub from consummating the Merger and performing their respective obligations under this Agreement.

          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (c) Compliance Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of each of Parent and Merger Sub to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION
     8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite Company Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub) by:
          (a) mutual written consent of the Company and Parent;
          (b) either the Company or Parent upon any Restraint permanently restraining, enjoining, otherwise prohibiting, or imposing materially burdensome conditions on, consummation of the Merger becoming final and non-appealable; provided, however, that no party hereto shall have such right to termination pursuant to this Section 8.1(b) unless, prior to such termination, such party shall have used its reasonable best efforts to oppose any such Restraint or to have such Restraint vacated or made inapplicable to the Merger, subject to the provisions of Sections 6.6(d)(i) and (ii);
          (c) either the Company or Parent, if the Merger shall have not been consummated by April 30, 2009 (the “Outside Date”), whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 7.1(a); provided that neither Parent nor the Company may exercise such right to terminate this Agreement if such party is in material breach of the provisions hereof at such time;
          (d) either the Company or Parent, if the Stockholders Meeting (including any adjournments or postponements thereof) shall have been convened and a vote to approve this Agreement shall have been taken thereat and the approval of this Agreement by the Requisite Company Vote shall not have been obtained (and shall not have been obtained at any adjournments or postponements thereof);
          (e) the Company, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Sections 7.1 and 7.3 to be satisfied and which is not cured within the earlier of (i) the Outside Date and (ii) 15 days following written notice to Parent from the Company, or which by its nature or timing cannot be cured within such time period; provided that the Company shall not have the right to terminate this

Agreement pursuant to this Section 8.1(e) if it is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement;
          (f) Parent, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would reasonably be expected to result in the failure of the conditions set forth in Sections 7.1 and 7.2 to be satisfied and which is not cured within the earlier of (i) the Outside Date and (ii) 15 days following written notice to the Company from Parent, or which by its nature or timing cannot be cured within such time period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement;
          (g) Parent, if (i) a Change of Company Recommendation shall have occurred, (ii) the board of directors of the Company withholds, withdraws, qualifies, modifies or amends the Company Recommendation in a manner adverse to Parent or Merger Sub, (iii) the board of directors of the Company (or any committee thereof) shall approve, adopt or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle or definitive agreement for, any Superior Proposal or Acquisition Proposal, (iv) the board of directors of the Company fails publicly to reaffirm its recommendation of the Merger within ten (10) Business Days after the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the Company’s stockholders (it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal), or (v) the Company shall have breached its obligations under Section 6.2, 6.3, or 6.5 in any manner that adversely affects Parent or Merger Sub;
          (h) the Company, at any time prior to receipt of the Requisite Company Vote, in accordance with, and subject to the terms and conditions of, Section 6.2(e); provided that the Company shall have simultaneously with such termination entered into the Alternative Acquisition Agreement;
          (i) the Company, if (i) all of the conditions set forth in Sections 7.1 and 7.2 (other than the condition specified in Section 7.2(f) (relating to the Debt Financing)) shall have been satisfied or waived, and (ii) Parent or Merger Sub shall have failed for any reason to consummate the Closing on the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; or
          (j) Parent, if (i) all of the conditions set forth in Sections 7.1 and 7.2 (other than the conditions specified in clauses (f), (h) and (i) of Section 7.2) shall have been satisfied or waived, and (ii) the Company shall have failed for any reason to satisfy either the condition specified in Section 7.2(h) or the condition specified in Section 7.2(i) after Parent has requested such conditions be satisfied, provided that in the case of the condition specified in Section 7.2(i), Parent shall have furnished the confirmation contemplated by the proviso in Section 7.2(i), and provided further that Parent shall not have the right to terminate this Agreement pursuant to this

Section 8.1(j) if Parent or Merger Sub is then in material breach of any of its covenants or agreements or representations and warranties contained in this Agreement.
          The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h), (i) or (j) of this Section 8.1 shall give written notice of such termination to each other party in accordance with Section 9.7, specifying the provision or provisions hereof pursuant to which such termination is effected.
     8.2 Effect of Termination. Subject to the provisions of Section 9.1 hereof, if this Agreement is terminated pursuant to Section 8.1, this Agreement shall, to the fullest extent permitted by applicable Law, become void and of no force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) in respect thereof; provided, however, that:
          (a) subject in all respects to the liability limitations contained in this Section 8.2, no party shall be relieved from liability for any breach of this Agreement that occurs prior to the date of termination hereof;
          (b) if (i) either Parent or the Company terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(d), (ii) an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the board of directors of the Company, and not withdrawn, prior to the Stockholders Meeting or the Outside Date, as applicable, and (iii) within 180 days after the date of such termination, the Company enters into, or submits to its stockholders for adoption, an agreement in respect of any Acquisition Proposal or a transaction in respect of an Acquisition Proposal is consummated (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to the Stockholders Meeting or the Outside Date, as applicable), within five (5) Business Days after the consummation of such definitive agreement, the Company shall pay the applicable Termination Fee (less the amount of any expenses of Parent previously paid pursuant to Section 8.2(g)(i)) to Parent by wire transfer of immediately available funds to an account specified by Parent in writing;
          (c) if (i) Parent terminates this Agreement pursuant to Section 8.1(f) or Section 8.1(j), (ii) an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the board of directors of the Company, and (iii) within 12 months after the date of such termination, the Company enters into, or submits to its stockholders for adoption, an agreement in respect of any Acquisition Proposal or a transaction in respect of an Acquisition Proposal is consummated (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), within five (5) Business Days after the consummation of such definitive agreement, the Company shall pay the applicable Termination Fee to Parent by wire transfer of immediately available funds to an account specified by Parent in writing;
          (d) if Parent terminates this Agreement pursuant to (i) Section 8.1(g)(i) or 8.1(g)(ii) and, prior to the Change of Company Recommendation described in Section 8.1(g)(i)

or the withholding, withdrawal, qualification, modification or amendment of the Company Recommendation described in Section 8.1(g)(ii), an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the board of directors of the Company, and not withdrawn prior to such termination or (ii) Section 8.1(g)(iii), 8.1(g)(iv) or 8.1(g)(v) as a result of the board of directors of the Company approving, adopting or recommending any Superior Proposal or Acquisition Proposal, such board failing to reaffirm its recommendation of the Merger or the Company violating its obligations under Section 6.2, 6.3, or 6.5 in any manner that adversely affects Parent or Merger Sub, within five (5) Business Days after the date of such termination, the Company shall pay the applicable Termination Fee to Parent by wire transfer of immediately available funds to an account specified by Parent in writing;
          (e) if Company terminates this Agreement pursuant to Section 8.1(h), at or prior to the time of such termination, the Company shall pay the applicable Termination Fee to Parent by wire transfer of immediately available funds to an account specified by Parent in writing; and
          (f) if the Company terminates this Agreement pursuant to Section 8.1(e) based on a breach by Parent or Merger Sub of covenants applicable to them, or pursuant to Section 8.1(i), within five (5) Business Days after the date of such termination, Parent shall pay $4,185,112 (the “Parent Termination Fee”) to the Company by wire transfer of immediately available funds to an account specified by the Company in writing.
          For purposes of this Section 8.2, the term “Acquisition Proposal” (including, for the purposes of Section 8.2(d), as such term is used in the definition of “Superior Proposal”) shall have the meaning assigned to such term in Section 6.2(a), except that the phrase “at least 15%” therein shall be deemed to state “more than 50%.”
          For purposes of this Agreement, the term “Termination Fee” means $4,185,112; provided that, in the event this Agreement is terminated (i) by Parent pursuant to Section 8.1(g) in a circumstance in which the event giving rise to the right of termination is based on the submission of an Acquisition Proposal by an Excluded Party (and which is an Excluded Party as of the date of termination), or (ii) by the Company pursuant to Section 8.1(h) in order to enter into an Alternative Acquisition Agreement with an Excluded Party (and which is an Excluded Party as of the date of termination), “Termination Fee” shall mean an amount equal to the sum of $1,195,746 plus all reasonably documented expenses of Parent, which sum shall not exceed $3,578,384 in the aggregate.
          (g) Notwithstanding anything in this Agreement to the contrary:
               (i) in the event the Termination Fee is due and payable, the payment of such Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub with respect to a termination of this Agreement pursuant to Sections 8.1(c), 8.1(d), 8.1(f), 8.1(g), 8.1(h) and 8.1(j); provided that in the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(d) under circumstances in which the Termination Fee is not then payable pursuant to Section 8.2(b), then the Company shall promptly reimburse Parent for all reasonably documented expenses of Parent, up to a maximum amount of $1,250,000; provided, that the payment by the Company of Parent expenses pursuant to this Section 8.2(g)(i) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.2(b); and
               (ii) the parties hereto agree that in no event shall the Company or Parent be required to pay the Termination Fee or the Parent Termination Fee, as the case may be, on more than one occasion.
          (h) Each of the parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement.
          (i) In the event of a termination of this Agreement in connection with which the Company is entitled to receive the Parent Termination Fee pursuant to Section 8.2(f), the Company’s right to receive payment of the Parent Termination Fee from Parent or from the Guarantor pursuant to the Limited Guarantee in respect thereof shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, the Guarantor and any of their respective former, current or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or agents (or any of their successors or permitted assignees) or against any former, current or future director, officer, general or limited partner, stockholder, member, manager, controlling person, Affiliate, employee or agent of any of the foregoing (or any of their successors or permitted assignees) (collectively, the “Parent Parties”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise in connection with this Agreement (the “Company Damages”), and upon payment of such amount, none of Parent, Merger Sub, the Guarantor or any other Parent Parties shall have any further liability or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.
          (j) Notwithstanding anything to the contrary in this Agreement, (i) the maximum aggregate liability of Parent and Merger Sub for all Company Damages shall be limited to $4,185,112 (inclusive of the Parent Termination Fee) (the “Parent Liability Limitation”), (ii) the maximum liability of the Guarantor, directly or indirectly, shall be limited to the express obligation of the Guarantor under its Limited Guarantee and (iii) in no event shall the Company or any of its Affiliates seek any (A) equitable relief or equitable remedies of any kind whatsoever, including, without limitation, specific performance or (B) money damages or any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, in excess of the Parent Liability Limitation, in each case against or from Parent, Merger Sub, the Guarantor or any other Parent Party and (iv) the Company acknowledges and agrees that it shall have no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, Parent, Merger Sub, the Guarantor or any other Parent Party (other than the Guarantor to the extent provided in the Limited Guarantee), through Parent or otherwise, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub against the Guarantor or any other Parent Party, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, including, without limitation, a claim for specific performance, or by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from the Guarantor (but not any other Parent Party (including any general partner or managing member)) under and to the extent provided in the Limited Guarantee and subject to the Parent Liability Limitation and the other limitations described therein. Recourse against the Guarantor under the Limited Guarantee shall be the sole and exclusive remedy of the Company and its Affiliates against the Guarantor and any other Parent Party in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby, including by piercing of the corporate veil or by a claim by or on behalf of Parent.
          (k) In the event of a termination of this Agreement in connection with which the Parent is entitled to receive the Termination Fee pursuant to Sections 8.2(b), 8.2(c), 8.2(d), and 8.2(e), Parent’s right to receive payment of the Termination Fee from the Company shall be the sole and exclusive remedy of the Parent Parties against the Company, and any of its former, current or future directors, officers, stockholders, controlling persons, Affiliates, employees or agents (or any of their successors or permitted assignees) or against any former, current or future director, officer, general or limited partner, stockholder, member, manager, controlling person, Affiliate, employee or agent of any of the foregoing (or any of their successors or permitted assignees) (collectively, the “Company Parties”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise in connection with this Agreement (the “Parent Damages”), and upon payment of such amount, neither the Company nor any of other Company Parties shall have any further liability or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.
          (l) In the event of any dispute, claim or action arising out of, relating to or in connection with this Agreement, or the Merger or other transactions contemplated hereby, each party hereto shall bear all attorney’s fees and expenses and other related costs incurred by it or on its behalf in connection therewith.
ARTICLE IX
MISCELLANEOUS AND GENERAL
     9.1 Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.10 (Employee Benefits), 6.11 (Expenses) and 6.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger for so long as they are operative. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.9 (Publicity), Section 6.11 (Expenses) and Section 8.2 (Effect of Termination) shall survive any termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.
     9.2 Modification or Amendment. Subject to applicable Law, at any time prior to the Effective Time, this Agreement may be amended or modified only by a written agreement duly executed and delivered by Parent and the Company; provided, however, that, after approval of this Agreement and the Merger by the stockholders of the Company pursuant to the DGCL, no amendment may be made hereto which would have the effect of reducing the amount or changing the type of consideration into which the Shares are converted into the right to receive upon consummation of the Merger.
     9.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.
     9.4 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or PDF format), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
     9.6 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company were not performed in accordance with their specific terms or were otherwise breached. Accordingly, prior to any termination of this Agreement pursuant to Section 8.1, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. The Company hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
     9.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:
If to Parent or Merger Sub:
Project Victor Holdings, Inc.
c/o Odyssey Investment Partners, LLC
21650 Oxnard Street, Suite 1650
Woodland Hills, CA 91367
Attention: Bill Hopkins
Telephone: (818) 737-1111
Facsimile: (818) 737-1101

with a copy to (which will not constitute notice):
Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, CA 90067
Attention: David M. Hernand, Esq.
Telephone: (310) 552-8500
Facsimile: (310) 552-7071

If to the Company:
SM&A
4695 MacArthur Court
8th Floor
Newport Beach, California 92660
Attention: Cathy McCarthy
Telephone: (949) 975-1550
Facsimile: (949) 975-1624
with copies to (which will not constitute notice):
Bingham, McCutchen
600 Anton Boulevard, 18th Floor
Costa Mesa, California 92626
Attention: James W. Loss
Telephone: (714) 830-0626
Facsimile: (714) 830-0726

Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles, California 90071-1560
Attention: Robert B. Knauss
Telephone: (213) 683-9137
Facsimile: (213) 683-5137
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail (return receipt requested); upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.
     9.8 Entire Agreement. This Agreement (including any schedules and exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, and that certain letter agreement, dated August 18, 2008 (as amended from time to time, the “Confidentiality Agreement”), between the Company and Odyssey Investment Partners, LLC (“Odyssey”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties (written and oral), among the parties hereto with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO

THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
     9.9 No Third-Party Beneficiaries. Except as provided in Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) only, each party hereto hereby agrees that its respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 6.12 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
     9.10 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent (including, without limitation, the Surviving Corporation from and after the Effective Time) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.
     9.11 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due.
     9.12 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.
     9.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is held by a court of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.14 No Personal Liability. Notwithstanding anything appearing to the contrary in this Agreement, no direct or indirect partner, member or stockholder of the Company, Parent or (other than Parent) Merger Sub (or any officer, director, agent, member, manager, personal representative, trustee or employee of any such direct or indirect partner, member or stockholder) shall be liable in his, her or its capacity as such for the performance of such party’s obligations under this Agreement.
     9.15 Interpretation; Construction.
          (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     9.16 Assignment. This Agreement shall not be assignable by any party (by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided that prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided further that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise impede or adversely affect the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Section 9.16 of this Agreement shall be void ab initio.
     9.17 Knowledge. The term “Knowledge” when used in this Agreement with respect to the Company means (i) the actual knowledge of those persons set forth in Section 9.17 of the Company Disclosure Schedule, or (ii) any fact or matter which any such person in clause (i) could reasonably be expected to discover or otherwise become aware of in the ordinary course of performing such person’s duties.
[remainder of page intentionally left blank]

          IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SM&A
By:	/s/ Cathy L. McCarthy
	Name:	Cathy L. McCarthy
	Title:	President & CEO

PROJECT VICTOR HOLDINGS, INC.
By:	/s/ William F. Hopkins
	Name:	William F. Hopkins
	Title:	President

PROJECT VICTOR MERGER SUB, INC.
By:	/s/ William F. Hopkins
	Name:	William F. Hopkins
	Title:	President

ANNEX A
DEFINED TERMS

Terms	Section
Acceptable Confidentiality Agreement	6.2(a)

Acquisition Proposal	6.2(a), 8.2(f)

Action	5.1(g)(i)

Affiliate	5.1(c)(ii)

Agreement	Preamble

Alternative Acquisition Agreement	6.2(e)

Applicable Date	5.1(e)(i)

Assumed Option	4.3(a)(i)

Bankruptcy and Equity Exception	5.1(c)(i)

Benefits Plans	5.1(h)(i)

Business Day	1.2

Bylaws	2.2

Certificate	4.1(a)

Certificate of Merger	1.3

Change of Company Recommendation	6.2(e)

Charter	2.1

Client	5.1(w)

Closing	1.2

Closing Date	1.2

Code	4.2(f)

Company	Preamble

Terms	Section
Company Approvals	5.1(d)(i)

Company Bylaws	5.1(a)

Company Charter	5.1(a)

Company Damages	8.2(i)

Company Disclosure Schedule	5.1

Company Material Adverse Effect	5.1(a)

Company Option	4.3(a)(i)

Company Parties	8.2(k)

Company Recommendation	5.1(c)(ii)

Company Reports	5.1(e)(i)

Company RSU	4.3(a)(iii)

Confidentiality Agreement	9.8

Constituent Corporations	Preamble

Contract	5.1(d)(ii)

control	5.1(c)(ii)

Costs	6.12(a)

Current Employees	6.10(a)

D&O Insurance	6.12(b)

Debt Financing	5.2(e)

Debt Financing Commitments	5.2(e)

DGCL	Recitals

Dissenting Shares	4.1(d)

Effective Time	1.3

Employees	5.1(h)(i)

Environmental Law	5.1(k)

Terms	Section
Equity Financing	5.2(e)

Equity Financing Commitment	5.2(e)

ERISA	5.1(h)(i)

ERISA Affiliate	5.1(h)(ii)(G)

Exchange Act	5.1(a)

Exchange Fund	4.2(a)

Excluded Party	6.2(b)

Excluded Share	4.1(a)

Financing	5.2(e)

Financing Commitments	5.2(e)

GAAP	5.1(e)(iii)

Government Bid	5.1(v)

Government Contract	5.1(v)

Governmental Entity	5.1(d)(i)

Guarantor	Recitals

Hazardous Substance	5.1(k)

HSR Act	5.1(d)(i)

Indebtedness	6.1(h)

Indemnified Parties	6.12(a)

Intellectual Property	5.1(n)

Knowledge	9.17

Laws	5.1(i)

Licenses	5.1(i)

Lien	5.1(b)

Limited Guaranty	Recitals

Terms	Section
Material Contracts	5.1(q)

Merger	Recitals

Merger Sub	Preamble

Multiemployer Plan	5.1(h)(ii)(D)

NASDAQ	5.1(a)(E)

NISPOM	5.1(v)(v)

Odyssey	9.8

Option Exchange Ratio	4.3(a)(ii)

Outside Date	8.1(c)

Parent	Preamble

Parent Approvals	5.2(c)(i)

Parent Common Stock	4.3(a)(ii)

Parent Damages	8.2(k)

Parent Disclosure Schedule	5.2

Parent Liability Limitation	8.2(j)

Parent Parties	8.2(i)

Parent Termination Fee	8.2(f)

Paying Agent	4.2(a)

Per Share Merger Consideration	4.1(a)

Person	4.2(d)

Proxy Statement	6.4(a)

Representatives	6.2(a)

Requisite Company Vote	5.1(c)(i)

Restraints	7.1(c)

Sarbanes-Oxley Act	5.1(e)(i)

Terms	Section
SEC	5.1(e)(i)

Securities Act	5.1(e)(i)

Share	4.1(a)

Significant Subsidiary	5.1(a)

Solicitation Period End-Date	6.2(a)

Solvent	5.2(i)

Special Committee	Recitals

Stock Plan	5.1(b)

Stockholders Meeting	6.5

Subsidiary	5.1(a)

Superior Proposal	6.2(c)

Surviving Corporation	1.1

Takeover Statute	5.1(j)

Tax	5.1(l)

Tax Return	5.1(l)

Taxes	5.1(l)

Termination Fee	8.2(f)

WARN Act	5.1(m)